EXHIBIT 5.1

August 7, 2012

Westinghouse Solar, Inc.
1475 S. Bascom Ave. Suite 101
Campbell, CA  95008

Ladies and Gentlemen:

We have acted as legal counsel for Westinghouse Solar, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 1,840,075 shares of the Common Stock, $0.001 par value, of the Company (the “Shares”) which may be issued pursuant to awards granted and to be granted pursuant to the Westinghouse Solar, Inc. 2006 Incentive Stock Plan (the “2006 Plan”).

We have examined all instruments, documents and records of the Company, including its Certificate of Incorporation and its Bylaws, as amended, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

Based on such examination, we are of the opinion that the Shares which may be issued under the 2006 Plan are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the 2006 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

DLA PIPER LLP (US)